Exhibit 99.1

News Release | August 14, 2019
Wells Fargo & Company Announces Partial Redemption of its Series K Preferred Stock

SAN FRANCISCO – August 14, 2019 – Wells Fargo & Company (NYSE: WFC) today announced that on Sept. 16, 2019, it will redeem 1,550,000 shares (the “Redeemed Shares”) of its Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K (the “Series K Preferred Stock”). The Redeemed Shares will be selected in accordance with the standard procedures of The Depository Trust Company.

The redemption price will be equal to $1,000.00 per Redeemed Share. After giving effect to the partial redemption, 1,802,000 shares of the Series K Preferred Stock will remain outstanding.
Because the redemption date is also a dividend payment date for the Series K Preferred Stock, the redemption price does not include declared and unpaid dividends. Regular quarterly dividends in the amount of $15.6223 per share of Series K Preferred Stock will be paid separately in the customary manner on September 16, 2019 to holders of record at the close of business on August 31, 2019.
All regulatory requirements relating to the redemption of the Redeemed Shares have been satisfied by Wells Fargo & Company. The redemption agent is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. Payment of the redemption price for the Redeemed Shares will be sent to holders by the redemption agent on the redemption date.
About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,600 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 263,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations.

Cautionary Statement about Forward-Looking Statements
This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the “Forward-Looking Statements” discussion in Wells Fargo’s most recent Quarterly Report on Form 10-Q as well as to Wells Fargo’s other reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, available on its website at www.sec.gov.

Contact Information
Media
Ancel Martinez, 415-222-3858
Ancel.Martinez@wellsfargo.com

Investor Relations
John Campbell, 415-396-0523
John.M.Campbell@wellsfargo.com

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